Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Impac Mortgage Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-83650) on Form S-8 and registration statement (No. 333-74432) on form S-3 of Impac Mortgage Holdings, Inc. and Subsidiaries, of our report dated January 29, 2003, except as to the last paragrah of Note M to the consolidated financial statements which is as of February 27, 2003, relating to the consolidated balance sheets of Impac Mortgage Holdings, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Impac Mortgage Holdings, Inc.

As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

Orange County, California

March 27, 2003